Exhibit 5.1

to Registration Statement

April 26, 2013

General Finance Corporation

39 East Union Street

Pasadena, California 91103

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel to General Finance Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 and each amendment thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company. The Registration Statement relates to the offer and sale by the Company pursuant to the Securities Act of 1933, as amended (the “Act”), of up to 400,000 shares of Series C Cumulative Redeemable Perpetual Preferred Stock (“Preferred Stock”) and as described in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”).

In connection with rendering the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as I have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through April 4, 2006 (the “Charter”); (ii) the Amended and Restated Bylaws of the Company, as amended and restated through October 30, 2007; (iii) the resolutions adopted by the Board of Directors of the Company as of March 15, 2013 (the “Resolutions”); (iv) the Certificate of Designations, Preferences and Rights of Preferred Stock; and (v) such other records of the Company, certificates of the Company’s officers and public officials, and such other documents as I have deemed relevant. As to various questions of fact material to this opinion, I have relied upon representations of officers or directors of the Company and documents furnished to us by the Company. I have also assumed without verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing and subject to the following qualifications and comments, I am of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to issue the Preferred Stock.

2. The Preferred Stock will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act, (ii) the issuance and sale of the Preferred Stock shall have been duly approved, in conformity with applicable law, and in accordance with the Resolutions, as contemplated by the Registration Statement, (iii) the Prospectus with respect to such shares of Preferred Stock shall have been filed (or transmitted for filing) with the Commission pursuant to Rule 424(b) of the Act, (iv) any required certificates representing the Preferred Stock shall have been duly executed, countersigned, registered and duly delivered to the purchasers thereof or a depositary acting on their behalf against payment of the agreed consideration therefor (but not less than the par value) in accordance with the applicable underwriting, purchase or similar agreement and (v) a certificate of designations or comparable instrument setting forth the terms of such series of Preferred Stock shall have been duly executed, acknowledged, filed and recorded and shall have become effective in accordance with the Delaware General Corporation Law (“DGCL”).

In connection with my opinions expressed above, I have assumed that, at or prior to the time of the delivery of any such Preferred Stock: (i) the Registration Statement will be effective and comply with all applicable laws at all times during which the Preferred Stock is offered and issued as contemplated by the Registration Statement; (ii) the Prospectus or applicable Prospectus Supplement filed with the Commission describing the Preferred Stock offered thereby will be effective and comply with all applicable laws; (iii) all Preferred Stock will be issued and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus or appropriate Prospectus Supplement; (iv) all Preferred Stock will be issued and sold in conformity with the terms, conditions and limitations contained in the Charter, including the limitations on the number of shares authorized thereunder; (v) the definitive purchase, underwriting or similar agreement and any other necessary agreement or instrument with respect to any Preferred Stock offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and such agreements will be valid, binding and enforceable with respect to such other parties thereto; and (vii) there will not have occurred any change in law affecting the validity or enforceability of any such

Preferred Stock. I have also assumed that none of the terms of the Preferred Stock to be established subsequent to the date hereof nor the issuance and delivery of such Preferred Stock, nor the compliance by the Company with the terms of such Preferred Stock, will violate any applicable law or regulation or will result in a breach or violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company or its assets.

My opinions expressed above regarding the enforceability of certain of the Company’s obligations are subject to the qualification that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting the enforcement of creditors’ rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), (iii) public policy considerations that may limit the rights of parties to obtain certain remedies and (iv) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the State of California and the DGCL. I express no opinion with respect to (i) the laws of any other jurisdiction, (ii) the securities or blue sky laws of the various states or (iii) any effect which any such laws may have on the opinions expressed herein. For purposes hereof, I have assumed that the laws of any other jurisdiction that purport to govern the enforceability of the Preferred Stock are the same as the laws of the State of California.

This letter has been furnished for the benefit of the Company. This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. This letter speaks only as of the date hereof. I assume no obligation to revise or supplement this letter for any reason.

I consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the caption “Legal Opinions.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the general rules and regulations of the Commission.

Very truly yours,

/s/ Christopher A. Wilson

Christopher A. Wilson, Esq.